Exhibit 4.7

NOTE PURCHASE AGREEMENT

Dated as of October 10, 2007

Among

NORTHWEST AIRLINES, INC.,

U.S. BANK TRUST NATIONAL ASSOCIATION,

as Pass Through Trustee under each of the Pass Through Trust Agreements

U.S. BANK NATIONAL ASSOCIATION

as Subordination Agent

CITIBANK, N.A.

as Escrow Agent

and

U.S. BANK NATIONAL ASSOCIATION
as Paying Agent

SCHEDULES

Schedule I	Aircraft and Scheduled Closing Months
Schedule II	Trust Supplements
Schedule III	Deposit Agreements
Schedule IV	Escrow and Paying Agent Agreements
Schedule V	Aggregate Amortization Schedule
Schedule VI	Required Terms

ANNEX

Annex A	Definitions

EXHIBITS

Exhibit A-1	Form of Participation Agreement
Exhibit A-2	Form of Indenture
Exhibit A-3	Form of Guarantee
Exhibit B	Form of Closing Notice

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of October 10, 2007, among (i) Northwest Airlines, Inc., a Minnesota corporation (the “Company”), (ii) U.S. Bank Trust National Association, a national banking association, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity together with its successors in such capacity, the “Pass Through Trustee”) under each of the three separate Pass Through Trust Agreements (as defined below), (iii) U.S. Bank National Association, a national banking association, as subordination agent and trustee (in such capacity together with its successors in such capacity, the “Subordination Agent”) under the Intercreditor Agreement (as defined below), (iv) Citibank, N.A., a national banking association, as Escrow Agent (in such capacity together with its successors in such capacity, the “Escrow Agent”), under each of the Escrow and Paying Agent Agreements (as defined below) and (v) U.S. Bank National Association, a national banking association, as Paying Agent (in such capacity together with its successors in such capacity, the “Paying Agent”) under each of the Escrow and Paying Agent Agreements.

W I T N E S S E T H:

WHEREAS, the Company has a commitment from Embraer-Empresa Brasileira de Aeronáutica S.A. (“Embraer”) pursuant to the Aircraft Purchase Agreement for the delivery of certain ERJ 170-200 LR aircraft listed in Schedule I hereto (together with any aircraft substituted therefor in accordance with an Aircraft Purchase Agreement prior to the delivery thereof, the “Aircraft”), and the Company wishes to finance pursuant to this Agreement a portion of the purchase price of Aircraft;

WHEREAS, pursuant to the Basic Pass Through Trust Agreement and each of the Trust Supplements set forth in Schedule II hereto, and concurrently with the execution and delivery of this Agreement, separate grantor trusts (collectively, the “Trusts” and, individually, a “Trust”) have been created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of pass through certificates pursuant thereto (collectively, the “Certificates”) to provide for a portion of the financing of the Aircraft;

WHEREAS, the Company has entered into the Underwriting Agreement dated as of October 2, 2007 (the “Underwriting Agreement”) with the several underwriters (the “Underwriters”) named therein, which provides that the Company will cause the Pass Through Trustee of each of the Class A Trust and the Class B Trust to issue and sell the Class A Certificates and the Class B Certificates to the Underwriters;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Escrow Agents and the Depositaries entered into the Deposit Agreements set forth in Schedule III hereto (the “Deposit Agreements”) whereby the applicable Escrow Agent agreed to direct the Underwriters to make certain deposits referred to therein on the Issuance Date (the “Deposits”) and (ii) the Pass Through Trustees, the Underwriters, the Paying Agents and the Escrow Agents entered into the Escrow and Paying Agent Agreements set forth in Schedule IV hereto (the “Escrow and Paying Agent Agreements”) whereby, among other things, (a) the applicable Escrow Agents have directed the Underwriters, and the Underwriters agreed to deliver an amount equal to the amount of the Deposits to the applicable Depositary on behalf of the applicable Escrow Agent and (b) the applicable Escrow Agent, upon the applicable Depositary receiving such amount, has agreed to deliver escrow receipts to be affixed to each Certificate;

WHEREAS, the Company will issue secured equipment notes in order to finance an Aircraft and will give to the Pass Through Trustee a Closing Notice (as defined below) specifying the scheduled date of closing of the financing of such Aircraft;

WHEREAS, upon receipt of a Closing Notice with respect to an Aircraft, subject to the terms and conditions of this Agreement, the applicable Trustees will enter into the applicable Financing Agreements relating to such Aircraft;

WHEREAS, on the Closing Date under the applicable Financing Agreements, each Pass Through Trustee will fund its purchase of Equipment Notes with the proceeds of one or more Deposits withdrawn by the applicable Escrow Agent under the related Deposit Agreement bearing the same interest rate as the Certificates issued by such Trust; and

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Calyon, acting through its New York branch, a société anonyme organized under the laws of France (the “Liquidity Provider”), has entered into two revolving credit agreements (each, a “Liquidity Facility”), one each for the benefit of the Certificateholders of the Class A Trust and the Class B Trust, in each case, with the Subordination Agent, as agent and trustee for the Pass Through Trustee on behalf of each such Trust and (ii) each Pass Through Trustee, the Liquidity Provider and the Subordination Agent have entered into the Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in Annex A.

Section 2.  Financing of Aircraft. (a)  The Company confirms that it entered into the Aircraft Purchase Agreement with Embraer pursuant to which it has agreed to purchase, and Embraer has agreed to deliver, the Aircraft in the months specified in Schedule I hereto, all on and subject to terms and conditions specified in the Aircraft Purchase Agreement. The Company agrees to finance the Aircraft in the manner provided herein, all on and subject to the terms and conditions hereof and of the relevant Financing Agreements.

(b)           In furtherance of the foregoing, the Company agrees to give the parties hereto, each Depositary and each of the Rating Agencies not less than two (2) Business Days’ prior notice (a “Closing Notice”) of the scheduled closing date (the “Scheduled Closing Date”) (or, in the case of a Substitute Closing Notice under Section 2(f) or (g) hereof, one (1) Business Day’s prior notice) of a financing in respect of each Aircraft, which notice shall:

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i.              specify the Scheduled Closing Date on which the financing therefor in the manner provided herein shall be consummated;

ii.             instruct the Pass Through Trustees to instruct each Escrow Agent to provide a Notice of Purchase Withdrawal to the Depositary with respect to the Equipment Notes to be issued in connection with the financing of such Aircraft;

iii.            instruct the Pass Through Trustees to enter into the Participation Agreement with respect to such Aircraft substantially in the form of Exhibit A-1 hereto and at such a time on or before the Scheduled Closing Date specified in such Closing Notice and to perform its obligations thereunder; and

iv.            specify the aggregate principal amount of each series of Equipment Notes to be issued, and purchased by the Pass Through Trustees, in connection with the financing of such Aircraft on such Scheduled Closing Date.

Notwithstanding the foregoing, in the event the Scheduled Closing Date for any Aircraft to be financed or refinanced pursuant to the terms hereof is on or within 3 Business Days following the date of issuance of the Certificates, the Closing Notice therefor may be delivered to the parties hereto on such Scheduled Closing Date.

(c)           Upon receipt of a Closing Notice, the Pass Through Trustees shall, and shall cause the Subordination Agent to, enter into and perform their obligations under the Participation Agreement specified in such Closing Notice, provided that such Participation Agreement and the Indenture to be entered into pursuant to such Participation Agreement shall be in the forms thereof annexed hereto in all material respects and, if modified in any material respect, as to which Rating Agency Confirmation shall have been obtained from each Rating Agency by the Company (to be delivered by the Company to the Pass Through Trustees on or before the relevant Funding Date, it being understood that if Rating Agency Confirmation shall have been received with respect to any Financing Agreements and such Financing Agreements are utilized for any subsequent Aircraft (or Substitute Aircraft) without material modifications, no additional Rating Agency Confirmation shall be required); provided, however, that the relevant Financing Agreements as executed and delivered shall not vary the Required Terms. Notwithstanding the foregoing, an Indenture may be modified to the extent required for the issuance of Equipment Notes pursuant to Section 5(a)(i) of this Agreement, subject to the terms of such Section and Section 9.1(c) or 9.1(d) of the Intercreditor Agreement, whichever may be applicable.

(d)           With respect to each Aircraft, the Company shall cause (i) U.S. Bank National Association (or such other person that meets the eligibility requirements to act as loan trustee under the Indenture) to execute as Loan Trustee the Financing Agreements relating to such Aircraft to which such Loan Trustee is intended to be a party and (ii) Northwest Airlines Corporation to execute a Guarantee, and shall concurrently therewith execute such Financing Agreements to which the Company is intended to be a party and perform its respective obligations thereunder. Upon the request of either Rating Agency, the Company shall deliver or cause to be delivered to each Rating Agency a true and complete copy of each Financing Agreement relating to the financing of each Aircraft together with a true and complete set of the

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closing documentation (including legal opinions) delivered to the related Loan Trustee, Subordination Agent and Pass Through Trustee under the related Participation Agreement.

(e)           If after giving any Closing Notice, there shall be a delay in the delivery of the Aircraft referred to therein, or if on the Scheduled Closing Date of any Aircraft the financing thereof in the manner contemplated hereby shall not be consummated for whatever reason, the Company shall give the parties hereto prompt notice thereof. Concurrent with the giving of such notice of postponement or subsequent thereto, the Company shall give the parties hereto a substitute Closing Notice specifying the date (the “Substitute Closing Date”) to which the applicable financing of such Aircraft shall have been rescheduled which shall be a Business Day before the Cut-Off Date on which the Escrow Agents shall be entitled to withdraw one or more Deposits under each of the applicable Deposit Agreements to enable each applicable Pass Through Trustee to fund its purchase of the related Equipment Notes. Upon receipt of any such notice of postponement, each applicable Pass Through Trustee shall comply with its obligations under Article IV of each of the Trust Supplements and thereafter the financing or refinancing of such Aircraft shall take place on the Substitute Closing Date therefor (all on and subject to the terms and conditions of the relevant Financing Agreements) unless further postponed as provided herein.

(f)            Anything in this Section 2 to the contrary notwithstanding, the Company shall have the right to accept delivery of an Aircraft under the Aircraft Purchase Agreement on the delivery date thereof by utilization of bridge financing of such Aircraft and thereafter give the parties hereto a Closing Notice specifying a Closing Date no later than the Cut-Off Date and otherwise complying with the provisions of Section 2(b) hereof. All other terms and conditions of this Note Purchase Agreement shall apply to the financing of any Aircraft financed hereunder after the delivery from the applicable Manufacturer.

(g)           If the delivery date for any Aircraft under the Aircraft Purchase Agreement is delayed for more than 30 days beyond the month scheduled for delivery or beyond the Cut-Off Date, the Company may identify for delivery a substitute aircraft therefor meeting the following conditions (together with the substitute aircraft referred to in the next sentence, a “Substitute Aircraft”): (i) a Substitute Aircraft must be the same model as the Aircraft for which delivery by Embraer was delayed and must be delivered by Embraer to the Company after the date of this Agreement, (ii) the Substitute Aircraft must have been manufactured after the Issuance Date and (iii) the Company shall be obligated to obtain Rating Agency Confirmation that the replacement of such Aircraft by such Substitute Aircraft would not result in withdrawal, suspension, or downgrading of the rating for any Class of Certificates below the then current rating for such Class of Certificates. Upon the satisfaction of the conditions set forth above with respect to a Substitute Aircraft, the Aircraft to be replaced shall cease to be subject to this Agreement and all rights and obligations of the parties hereto concerning such Aircraft shall cease, and such Substitute Aircraft shall become and thereafter be subject to the terms and conditions of this Agreement to the same extent as such Aircraft.

(h)           The Company shall have no liability for the failure of the Pass Through Trustees to purchase Equipment Notes with respect to any Aircraft or Substitute Aircraft.

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(i)            Anything herein to the contrary notwithstanding, the Company shall not have the right, and shall not be entitled, at any time to request the issuance of Equipment Notes of any series to any Pass Through Trustee in an aggregate principal amount in excess of the amount of the Deposits then available for withdrawal by the Escrow Agent under and in accordance with the provisions of the related Deposit Agreement, or in an aggregate principal amount in respect of any Aircraft in excess of the amount specified in the Required Terms.

(j)            The Company shall notify the Rating Agencies in writing of any lease of an Aircraft pursuant to the terms of an Indenture promptly after entering into such lease.

Section 3.  Conditions Precedent. The obligation of the Pass Through Trustees to enter into, and to cause the Subordination Agent to enter into, any Participation Agreement as directed pursuant to a Closing Notice and to perform its obligations under such Participation Agreement is subject to satisfaction of the following conditions:

(a)           no Triggering Event shall have occurred;

(b)           the Company shall have delivered a certificate to each such Pass Through Trustee and the Liquidity Provider stating (i) that such Participation Agreement and the other Financing Agreements to be entered into pursuant to such Participation Agreement do not vary the Required Terms and (ii) that any substantive modification of such Financing Agreements from the forms of Financing Agreements attached to this Agreement do not materially and adversely affect the Certificateholders or the Liquidity Provider, and such certification shall be true and correct.

Anything herein to the contrary notwithstanding, the obligation of each Pass Through Trustee to purchase Equipment Notes shall terminate on the Cut-Off Date.

Section 4.  Representations and Warranties.

(a)           The Company represents and warrants on the date hereof and on each Closing Date that:

i.              the Company is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and is a “citizen of the United States” as defined in 49 U.S.C. § 40102 (a)(15), and has the full corporate power, authority and legal right under the laws of the State of Minnesota to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of the Company under this Agreement and each Financing Agreement to which it will be a party;

ii.             the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company and will not violate its Certificate of Incorporation or by-laws or the provisions of any material indenture, mortgage, contract or other agreement to which it is a party or by which it is bound;

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iii.            this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity; and

iv.            the statements contained in any certificate delivered pursuant to Section 3(b) are true and correct.

(b)           U.S. Bank National Association represents and warrants on the date hereof and on each Closing Date that:

i.              U.S. Bank National Association is duly organized, validly existing and in good standing under the laws of the United States of America and is a “citizen of the United States” as defined in 49 U.S.C. § 40102 (a)(15), and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of U.S. Bank National Association, in its capacity as Subordination Agent or Paying Agent, as the case may be, under this Agreement and each Financing Agreement to which it will be a party;

ii.             the execution and delivery by U.S. Bank National Association, in its capacity as Subordination Agent or Paying Agent, as the case may be, of this Agreement and the performance by U.S. Bank National Association, in its capacity as Subordination Agent or Paying Agent, as the case may be, of its obligations under this Agreement have been duly authorized by State Street Bank and Trust Company, in its capacity as Subordination Agent or Paying Agent, as the case may be, and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

iii.            this Agreement constitutes the legal, valid and binding obligation of U.S. Bank National Association in its capacity as Subordination Agent or Paying Agent, as the case may be, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(c)           The Pass Through Trustee hereby confirms to each of the other parties hereto that its representations and warranties set forth in Section 7.14 of the Basic Pass Through Trust Agreement are true and correct as of the date hereof.

(d)           The Subordination Agent represents and warrants that:

i.              the Subordination Agent is duly organized, validly existing and in good standing under the laws of the United States of America, and has the full corporate power, authority and legal right under the laws of the Commonwealth of Massachusetts and the United States pertaining to its banking, trust and fiduciary powers to execute and

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deliver this Agreement and each Financing Agreement to which it is or will be a party and to perform its obligations under this Agreement and each Financing Agreement to which it is or will be a party;

ii.             this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement constitutes the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

iii.            none of the execution, delivery and performance by the Subordination Agent of this Agreement contravenes any law, rule or regulation of the Commonwealth of Massachusetts or any United States governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene the Subordination Agent’s articles of association or by-laws or result in any breach of, or constitute a default under, any Agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

iv.            neither the execution and delivery by the Subordination Agent of this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Massachusetts governmental authority or agency or any federal Governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers;

v.             there are no Taxes payable by the Subordination Agent imposed by the Commonwealth of Massachusetts or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the Commonwealth of Massachusetts or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities); and

vi.            there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement.

(e)           The Escrow Agent represents and warrants that:

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i.              the Escrow Agent is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement, each Deposit Agreement and each Escrow and Paying Agent Agreement (collectively, the “Escrow Agent Agreements”) and to carry out the obligations of the Escrow Agent under each of the Escrow Agent Agreements;

ii.             the execution and delivery by the Escrow Agent of each of the Escrow Agent Agreements and the performance by the Escrow Agent of its obligations hereunder and thereunder have been duly authorized by the Escrow Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

iii.            each of the Escrow Agent Agreements constitutes the legal, valid and binding obligations of the Escrow Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(f)            The Paying Agent represents and warrants that:

i.              the Paying Agent is duly organized, validly existing and in good standing under the laws of the United States of America and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Escrow and Paying Agent Agreement (collectively, the “Paying Agent Agreements”) and to carry out the obligations of the Paying Agent under each of the Paying Agent Agreements;

ii.             the execution and delivery by the Paying Agent of each of the Paying Agent Agreements and the performance by the Paying Agent of its obligations hereunder and thereunder have been duly authorized by the Paying Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

iii.            each of the Paying Agent Agreements constitutes the legal, valid and binding obligations of the Paying Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(g)           U.S. Bank Trust National Association represents and warrants on the date hereof and on each Closing Date that:

i.              U.S. Bank Trust National Association is a national banking association validly existing and in good standing with the Comptroller of the Currency under the laws of the United States and is a “citizen of the United States” as defined in 49 U.S.C.

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§ 40102 (a)(15), and has the full power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of U.S. Bank Trust National Association, in its capacity as Pass Through Trustee under this Agreement and each Financing Agreement to which it will be a party;

ii.             the execution and delivery by U.S. Bank Trust National Association, in its capacity as Pass Through Trustee under this Agreement and the performance by U.S. Bank Trust National Association, in its capacity as Pass Through Trustee, of its obligations under this Agreement have been duly authorized by U.S. Bank Trust National Association, in its capacity as Pass Through Trustee and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

iii.            this Agreement constitutes the legal, valid and binding obligation of U.S. Bank Trust National Association in its capacity as Pass Through Trustee enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

Section 5.  Covenants. (a)  The Company covenants with each of the other parties hereto that:

i.              the Company shall not re-issue any Series B Equipment Notes or issue any Additional Series Equipment Notes pursuant to any Indenture, unless it shall have obtained a Rating Agency Confirmation from each Rating Agency. Any reissuance of the Series B Equipment Notes and issuance of Additional Series Equipment Notes shall be subject to the terms of Section 9.1(c) and 9.1(d), respectively, of the Intercreditor Agreement.

ii.             Promptly after the occurrence of a Triggering Event or an Indenture Event of Default resulting from the failure of the Company to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Event of Default shall be continuing, the Company will, at the Subordination Agent’s request from time to time but in any event no more frequently than once every three months, provide to the Subordination Agent a statement setting forth the following information with respect to each Aircraft then subject to the lien of an Indenture:  (A) whether the Aircraft are currently in service or parked in storage, (B) the maintenance status of the Aircraft and (C) the location of the Engines (as defined in the respective Indentures to which such Aircraft are subject). As used in this clause (ii), the terms “Triggering Event”, “Indenture Event of Default”, “Regular Distribution Date” shall have the respective meanings set forth in the Intercreditor Agreement as originally executed.

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iii.            subject to Section 5(a)(v) of this Agreement, the Company shall at all times maintain its corporate existence and shall not wind up, liquidate or dissolve or take any action, or fail to take any action, that would have the effect of any of the foregoing;

iv.            the Company shall at all times remain a U.S. Air Carrier (as defined in the Financing Agreements) and shall at all times be otherwise certificated and registered to the extent necessary to entitle the Indenture Trustee to the rights afforded to secured parties of aircraft equipment under Section 1110;

v.             Section 8(y) of each Participation Agreement is hereby incorporated by reference herein; and

vi.            If the Depositary’s short-term rating shall at any time fall below the Depositary Threshold Rating from either Rating Agency, the Company shall, within 45 days of such event occurring, cause the Depositary to be replaced with a depositary bank (a “Replacement Depositary”) on the following terms and conditions:

(1)           the Replacement Depositary must be one that either (x) meets the Depositary Threshold Rating or (y) with respect to which the Company shall have obtained written confirmation from each Rating Agency that such Replacement Depositary will not cause a downgrade or withdrawal of any rating then in effect for any Class of Certificates by such Rating Agency (without regard to any downgrading of any rating of the Depositary being replaced) and, in either case, the Company shall have obtained written confirmation from each Rating Agency that such replacement will not cause a reduction or withdrawal of any rating then in effect for any Class of Certificates by such Rating Agency (without regard to any downgrades of any rating of the Depositary being replaced);

(2)           the Company shall cause the Escrow Agent and the Replacement Depositary to enter into a Replacement Deposit Agreement for each Class of Certificates and shall cause the Replacement Depositary to deliver to the Company and each Rating Agency legal opinions and other closing documentation substantially similar to those delivered by the Depositary being replaced in connection with the execution and delivery of the Deposit Agreements being replaced.

Subject to the foregoing, the Company shall instruct the Pass Through Trustee, and the Pass Through Trustee agrees, to execute and deliver to the Escrow Agent a duly completed Withdrawal Certificate (as defined in the Escrow and Paying Agent Agreement with respect to each Class of Certificates) together with a Notice of Replacement Withdrawal (as defined in the applicable Escrow and Paying Agent Agreement). Each of the parties hereto agrees, at the Company’s request, to enter into any amendments to this Agreement, any Escrow and Paying Agent Agreement and any other Operative Documents as may be necessary or desirable to give effect to the replacement of the Depositary and the Replacement Deposit Agreements. Upon execution and delivery of the Replacement Deposit Agreements, the Replacement Depositary shall be deemed to be the Depositary with all of the rights and obligations of

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the Depositary hereunder and under the other Operative Documents and the Replacement Deposit Agreement shall be deemed to be the Deposit Agreement hereunder and under the other Operative Documents, except that the obligations of the replaced Depositary under the last sentence of Section 2.2 of the Deposit Agreement shall remain in full force and effect notwithstanding the execution and delivery of the Replacement Deposit Agreement.

(b)           U.S. Bank National Association, in its individual capacity, covenants with each of the other parties to this Agreement that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith. Upon U.S. Bank National Association giving any such notice, U.S. Bank National Association shall, subject to Section 9.01 of any Indenture then entered into, resign as Trustee in respect of such Indenture.

(c)           The Subordination Agent covenants with each of the other parties hereto that it will not agree or consent to any amendment or modification to any Liquidity Facility or the Northwest Provisions (as defined in the Intercreditor Agreement) of the Intercreditor Agreement without the Company’s consent.

Section 6.  Notices. Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall become effective upon being delivered personally or, if promptly confirmed by mail, when dispatched by facsimile or other written telecommunication, addressed to such party hereto at its address or facsimile number set forth below the signature of such party at the foot of this Agreement.

Section 7.  Expenses. (a)  The Company agrees to pay to the Subordination Agent when due an amount or amounts equal to the fees payable to the Liquidity Provider under Section 2.03 of each Liquidity Facility multiplied by a fraction the numerator of which shall be the then outstanding aggregate amount of the Deposits under the Deposit Agreements and the denominator of which shall be the sum of (x) the then outstanding aggregate principal amount of the Series A Equipment Notes and Series B Equipment Notes Equipment Notes issued under all of the Indentures and (y) the then outstanding aggregate amount of the Deposits under the Deposit Agreements.

(b)           The Company agrees to pay (i) so long as no Equipment Notes have been issued in respect of any Aircraft, to the Subordination Agent when due (A) the amount equal to interest on any Downgrade Advance (other than an Applied Downgrade Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings while such Downgrade Advance shall be outstanding, (B) the amount equal to interest on any Non-Extension Advance (other than an Applied Non-Extension Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings while such Non-Extension Advance shall be outstanding, (C) any other amounts owed to the Liquidity Provider by the Subordination Agent as borrower under each Liquidity Facility (other than amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clause (A) or (B)), (ii) all

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compensation and reimbursement of expenses, disbursements and advances payable by the Company under the Pass Through Trust Agreements, (iii) all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (iv) in the event the Company requests any amendment to any Operative Document or to this Note Purchase Agreement, all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agent and/or the Paying Agent in connection therewith. For purposes of this Section 7(b), (i) the terms “Applied Downgrade Advance,” “Applied Non-Extension Advance,” “Downgrade Advance” and “Non-Extension Advance” shall have the meanings specified in each Liquidity Facility and (ii) the term “Investment Earnings” shall have the meaning specified in the Intercreditor Agreement.

Section 8.  Further Assurances. Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

Section 9.  Miscellaneous. (a)  Provided that the transactions contemplated hereby have been consummated, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Company, the Subordination Agent, the Escrow Agent, the Paying Agent and the Pass Through Trustee, and the Company’s, the Subordination Agent’s, the Escrow Agent’s, the Paying Agent’s and the Pass Through Trustee’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement and the other agreements referred to herein.

(b)           This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and permitted assigns, the Pass Through Trustee and its successors as Pass Through Trustee (and any additional trustee appointed) under any of the Pass Through Trust Agreements, the Escrow Agent and its successors as Escrow Agent under the Escrow and Paying Agent Agreements, the Paying Agent and its successors as Paying Agent under the Escrow and Paying Agent Agreement and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

12

(c)           This Agreement is not intended to, and shall not provide any person not a party hereto (other than the Underwriters and each of the beneficiaries of Section 7 hereof) with any rights of any nature whatsoever against any of the parties hereto, and no person not a party hereto (other than the Underwriters and each of the beneficiaries of Section 7 hereof) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.

Section 10.  Indemnity. The Company hereby agrees to indemnify each Indemnitee against, and agrees to protect, defend, save and keep harmless each thereof from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out-of-pocket costs, expenses, and disbursements, of whatsoever kind and nature (collectively called “Expenses”) imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of (A) any of the Financing Agreements or any lease or sublease of any Aircraft or the enforcement of any of the terms thereof or any amendment, modification or waiver in respect thereof, (B) the manufacture, purchase, acceptance or rejection of the Airframe (as defined in the Participation Agreement) or any Engine (as defined in the Participation Agreement), (C) the Aircraft (or any portion thereof or any Engine or engine affixed to the Airframe) whether or not arising out of the finance, refinance, ownership, delivery, nondelivery, storage, lease, sublease, sub-sublease, possession, use, non-use, operation, maintenance, registration, reregistration, condition, modification, alteration, replacement, repair, substitution, sale, return or other disposition of the Aircraft (or any portion thereof or any Engine or engine affixed to the Airframe) including, without limitation, latent or other defects, whether or not discoverable, strict tort liability and any claim for patent, trademark or copyright infringement, (D) the offer, sale or delivery of the Equipment Notes (the indemnity in this clause (D) to extend also to any person who controls an Indemnitee within the meaning of Section 15 of the Securities Act of 1933, as amended) or (E) the performance of its duties hereunder and under the Escrow Agent Agreements; provided that the foregoing indemnity as to any Indemnitee shall not extend to any Expense resulting from or arising out of or which would not have occurred but for one or more of the following: (i) any representation or warranty by such Indemnitee (or any of its affiliates) in the Financing Agreements, the Escrow Agent Agreements, this Agreement or in connection therewith being incorrect in any material respect, or (ii) the failure by such Indemnitee (or any of its affiliates) to perform or observe any agreement, covenant or condition in any of the Financing Agreements, the Escrow Agent Agreements or this Agreement applicable to it (except to the extent such failure was caused directly by the failure of the Company to perform any obligation under a Financing Agreement, an Escrow Agent Agreement or this Agreement), or (iii) the willful misconduct or the gross negligence of such Indemnitee (or any of its affiliates) other than gross negligence imputed to such Indemnitee (or any of its affiliates) solely by reason of its interest in the Aircraft), or (iv) any Tax, or (v) the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any of the Financing Agreements, the Escrow Agent Agreements or this Agreement other than such as have been consented to, approved, authorized or requested by the Company, or (vi) subject to the next succeeding paragraph, any loss of tax benefits or increase in tax liability under any tax law whether or not the Company is required to indemnify therefor pursuant to this Agreement, or (vii) any Expense which is specified to be for the account of an Indemnitee pursuant to any Financing Agreement, any Escrow Agent Agreement or this Agreement without express right of reimbursement under any Financing Agreement, any Escrow Agent Agreement or this

13

Agreement. The foregoing indemnity shall not extend to any Expense to the extent that such Expense is not caused by, or does not arise out of, an act, omission or event which occurs prior to the payment of all payments required to be paid by the Company under the Financing Agreements, the Escrow Agent Agreements or this Agreement.

The Company further agrees that any payment or indemnity pursuant to this Section 10 in respect of any Expenses shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any taxing authority or governmental subdivision of a foreign country, or any territory or possession of the United States or any international authority, shall be equal to the excess, if any, of (i) the amount of such Expense over (ii) the net reduction in Taxes required to be paid by such recipient resulting from the accrual or payment of such Expense.

If, by reason of any Expense payment made to or for the account of an Indemnitee by the Company pursuant to this Section 10, such Indemnitee subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, such Indemnitee shall promptly pay to the Company, but only if the Company shall have made all payments then due and owing to such Indemnitee under the Financing Agreements, the Escrow Agent Agreements or this Agreement, an amount equal to the sum of (i) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (ii) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence.

If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Company; provided that the failure to provide such notice shall not release the Company from any of its obligations to indemnify hereunder, and no payment by the Company to an Indemnitee pursuant to this Section 10 shall be deemed to constitute a waiver or release of any right or remedy which the Company may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Company such notice. The Company shall be entitled, at its sole cost and expense, acting through counsel acceptable to the respective Indemnitee, (A) so long as the Company has agreed in a writing acceptable to such Indemnitee that the Company is liable to such Indemnitee for such Expense hereunder (unless such Expense is covered by the proviso to the first paragraph of this Section 10), in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) so long as the Company has agreed in a writing acceptable to such Indemnitee that the Company is liable to such Indemnitee for such Expense hereunder (unless such Expense is covered by the proviso to the first paragraph of this Section 10), in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Financing Agreements, the Escrow Agent Agreements or this Agreement, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its best efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding any of the foregoing to the contrary, the Company

14

shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (i) while an event of default shall have occurred and be continuing under any of the Financing Agreements, the Escrow Agent Agreements or this Agreement or (ii) if such proceeding could be in the good faith opinion of such Indemnitee entail any material risk of criminal liability or present a conflict of interest making separate representation necessary. The affected Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by the Company pursuant to the preceding provisions.

The affected Indemnitee shall supply the Company with such information reasonably requested by the Company as is necessary or advisable for the Company to control or participate in any proceeding to the extent permitted by this Section 10. Such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 10.

The Company shall supply the affected Indemnitee with such information reasonably requested by such Indemnitee as is necessary or advisable for such Indemnitee to control or participate in any proceeding to the extent permitted by this Section 10.

When the Company or the insurers under a policy of insurance maintained by the Company undertakes the defense of an Indemnitee with respect to an Expense, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Indemnitee shall be indemnified hereunder unless such fees or expenses were incurred at the written request of the Company or such insurers, provided that no such defense shall be compromised or settled on a basis that admits any gross negligence or willful misconduct on the part of such Indemnitee without such Indemnitee’s prior consent.

In the event that the Company shall have paid an amount to an Indemnitee pursuant to this Section 10, and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay to the Company an amount equal to the amount of such reimbursement (but in no event more than such payment from the Company) plus any net tax benefit (or minus any net tax detriment) realized by such Indemnitee as a result of any reimbursement received and payment made by such Indemnitee pursuant to this sentence, provided that (i) no event of default has occurred and is continuing under any of the Financing Agreements, the Escrow Agent Agreements or this Agreement and (ii) such Indemnitee shall have no obligation to reimburse the Company if the Company has not paid such Indemnitee all amounts required pursuant to this Section 10 and any other amounts then due to such Indemnitee from the Company under any of the Financing Agreements, the Escrow Agent Agreements or this Agreement.

The Company’s obligations under the indemnities provided for in this Agreement shall be those of a primary obligor, whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of any other document or instrument, and the Person seeking indemnification from the Company pursuant to this Section 10 may proceed directly against the Company without first seeking to enforce any other right of indemnification.

15

Section 11.  Termination. This Agreement shall terminate on the Delivery Period Termination Date or, if earlier, the date on which Equipment Notes issued with respect to all of the Aircraft have been purchased by the Pass Through Trustees in accordance with this Agreement; provided, that, the provisions of Sections 7, 8, 9 and 10 hereof shall survive any termination of this Agreement.

Section 12.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

NORTHWEST AIRLINES, INC.

By:	/s/ Daniel B. Matthews
	Name:	Daniel B. Matthews
	Title:	Senior Vice President and Treasurer
	Address:	2700 Lone Oak Parkway
Eagan, Minnesota 55121-1534

	Attention:	Daniel B. Matthews
	Facsimile:	612-726-2221

[Signature Page to the Note Purchase Agreement]

CITIBANK, N.A., as Escrow Agent

By:	/s/ Barbara E. Bennett
	Name:	Barbara E. Bennett
	Title:	Vice President
	Address:	Agency & Trust
388 Greenwich Street, 14th Fl.
New York, New York 10013

	Attention:	Barbara E. Bennett
	Facsimile:	(212) 657-2762

[Signature Page to the Note Purchase Agreement]

U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity, except as otherwise provided herein, but solely as Pass Through Trustee

By:	/s/ John G. Correia
	Name:	John G. Correia
	Title:	Vice President
U.S. Bank Trust National Association 300 Delaware Avenue, 9th Floor Mail Code EX-DE-WDAW Wilmington, Delaware 19801
	Attention:	Corporate Trust Services
	Ref.:	Northwest 2007-1 EETC
	Telephone:	(302) 576-3703
	Facsimile:	(302) 576-3717

[Signature Page to the Note Purchase Agreement]

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, except as otherwise provided herein, but solely as Subordination Agent

By:	/s/ John G. Correia
	Name:	John G. Correia
	Title:	Vice President
U.S. Bank National Association One Federal Street, 3rd Floor Boston, Massachusetts 02110
	Attention:	Corporate Trust Administration
	Ref.:	Northwest 2007-1 EETC
	Telephone:	(617) 603-6566
	Facsimile:	(617) 603-6665

[Signature Page to the Note Purchase Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Paying Agent

By:	/s/ John G. Correia
	Name:	John G. Correia
	Title:	Vice President
U.S. Bank National Association One Federal Street, 3rd Floor Boston, Massachusetts 02110
	Attention:	Corporate Trust Administration
	Ref.:	Northwest 2007-1 EETC
	Telephone:	(617) 603-6566
	Facsimile:	(617) 603-6665

[Signature Page to the Note Purchase Agreement]

SCHEDULE I TO

NOTE PURCHASE AGREEMENT

 AIRCRAFT AND SCHEDULED DELIVERY MONTHS

Aircraft Type	Expected Aircraft Registration Number	Expected Manufacturer’s Serial Number	Scheduled Delivery Month (2)
ERJ 170-200 LR	N612CZ	TBD	January 2008
ERJ 170-200 LR	N613CZ	TBD	January 2008
ERJ 170-200 LR	N614CZ	TBD	January 2008
ERJ 170-200 LR	N615CZ	TBD	February 2008
ERJ 170-200 LR	N616CZ	TBD	February 2008
ERJ 170-200 LR	N617CZ	TBD	February 2008
ERJ 170-200 LR	N619CZ	TBD	March 2008
ERJ 170-200 LR	N620CZ	TBD	March 2008
ERJ 170-200 LR	N621CZ	TBD	April 2008
ERJ 170-200 LR	N622CZ	TBD	April 2008
ERJ 170-200 LR	N623CZ	TBD	May 2008
ERJ 170-200 LR	N624CZ	TBD	May 2008
ERJ 170-200 LR	N625CZ	TBD	June 2008
ERJ 170-200 LR	N626CZ	TBD	June 2008
ERJ 170-200 LR	N627CZ	TBD	June 2008
ERJ 170-200 LR	N628CZ	TBD	July 2008
ERJ 170-200 LR	N629CZ	TBD	July 2008
ERJ 170-200 LR	N630CZ	TBD	August 2008
ERJ 170-200 LR	N631CZ	TBD	August 2008
ERJ 170-200 LR	N632CZ	TBD	September 2008
ERJ 170-200 LR	N633CZ	TBD	September 2008
ERJ 170-200 LR	N634CZ	TBD	September 2008
ERJ 170-200 LR	N635CZ	TBD	October 2008
ERJ 170-200 LR	N636CZ	TBD	October 2008
ERJ 170-200 LR	N637CZ	TBD	November 2008
ERJ 170-200 LR	N638CZ	TBD	November 2008
ERJ 170-200 LR	N639CZ	TBD	December 2008

SCHEDULE II TO

NOTE PURCHASE AGREEMENT

TRUST SUPPLEMENTS

Trust Supplement, dated as of the Issuance Date, among the Company, NWA Corp. and the Pass Through Trustee in respect of Northwest Airlines Pass Through Trust, Series 2007-1A.

Trust Supplement, dated as of the Issuance Date, among the Company, NWA Corp. and the Pass Through Trustee in respect of Northwest Airlines Pass Through Trust, Series 2007-1B.

SCHEDULE III TO

NOTE PURCHASE AGREEMENT

DEPOSIT AGREEMENTS

Deposit Agreement (Class A), dated as of the Issuance Date, between the Depositary and the Escrow Agent.

Deposit Agreement (Class B), dated as of the Issuance Date, between the Depositary and the Escrow Agent.

SCHEDULE IV TO

NOTE PURCHASE AGREEMENT

ESCROW AND PAYING AGENT AGREEMENTS

Escrow and Paying Agent Agreement (Class A), dated as of the Issuance Date, among the Escrow Agent, the Underwriters, the Pass Through Trustee and the Paying Agent.

Escrow and Paying Agent Agreement (Class B), dated as of the Issuance Date, among the Escrow Agent, the Underwriters, the Pass Through Trustee and the Paying Agent.

SCHEDULE V TO
NOTE PURCHASE AGREEMENT

AGGREGATE AMORTIZATION SCHEDULE

	Class A		Class B
Regular Distribution Date	Scheduled Payments of Principal ($)	Expected Pool Factor	Scheduled Payments of Principal ($)	Expected Pool Factor
At Issuance	$0.00	1.0000000	$0.00	1.0000000
May 1, 2008	0.00	1.0000000	0.00	1.0000000
November 1, 2008	0.00	1.0000000	0.00	1.0000000
May 1, 2009	1,059,842.75	0.9968690	6,859,892.58	0.9407839
November 1, 2009	5,201,286.84	0.9815032	5,606,090.59	0.8923908
May 1, 2010	6,101,665.04	0.9634775	12,817,090.33	0.7817508
November 1, 2010	4,081,427.60	0.9514200	8,612,862.09	0.7074027
May 1, 2011	5,900,943.94	0.9339873	6,406,626.59	0.6520993
November 1, 2011	6,043,398.53	0.9161337	5,889,233.83	0.6012621
May 1, 2012	5,573,321.72	0.8996689	5,995,794.53	0.5495050
November 1, 2012	7,664,401.41	0.8770265	3,685,845.31	0.5176880
May 1, 2013	7,797,608.82	0.8539906	2,943,788.04	0.4922765
November 1, 2013	8,113,880.02	0.8300203	2,429,793.79	0.4713020
May 1, 2014	8,520,488.12	0.8048489	1,701,982.99	0.4566101
November 1, 2014	8,230,751.44	0.7805334	1,680,302.06	0.4421054
May 1, 2015	7,992,886.83	0.7569206	1,616,236.02	0.4281537
November 1, 2015	7,815,045.69	0.7338331	1,501,344.48	0.4151937
May 1, 2016	7,547,038.27	0.7115375	1,485,537.17	0.4023702
November 1, 2016	7,301,909.44	0.6899660	1,455,497.38	0.3898061
May 1, 2017	7,086,299.60	0.6690314	1,404,321.31	0.3776836
November 1, 2017	6,872,098.08	0.6487297	43,752,760.91	0.0000000
May 1, 2018	6,664,421.95	0.6290415	0.00	0.0000000
November 1, 2018	6,463,072.43	0.6099481	0.00	0.0000000
May 1, 2019	6,267,856.86	0.5914314	0.00	0.0000000
November 1, 2019	200,198,354.62	0.0000000	0.00	0.0000000

SCHEDULE VI TO
NOTE PURCHASE AGREEMENT

REQUIRED TERMS

Equipment Notes

Obligor:	Northwest Airlines, Inc. (“Northwest”)

Principal Amount:

The initial principal amount and amortization schedule of the Series A Equipment Notes and Series B Equipment Notes issued with respect to an Aircraft shall be as set forth in the following tables for such Aircraft:

Series A Equipment Amortization Payments (in dollars)

Date	N612CZ	N613CZ	N614CZ	N615CZ	N616CZ	N617CZ	N619CZ	N620CZ	N621CZ	N622CZ	N623CZ	N624CZ	N625CZ	N626CZ
1-May-09	220,496.32	220,496.32	220,496.32	28,336.81	28,336.81	28,336.81	28,389.32	28,389.32	28,431.34	28,431.34	28,483.85	28,483.85	28,525.86	28,525.86
1-Nov-09	228,557.72	228,557.72	228,557.72	192,486.89	192,486.89	192,486.89	192,843.61	192,843.61	193,128.99	193,128.99	193,485.71	193,485.71	193,771.09	193,771.09
1-May-10	209,060.23	209,060.23	209,060.23	228,897.06	228,897.06	228,897.06	229,321.24	229,321.24	229,660.61	229,660.61	230,084.78	230,084.78	230,424.18	230,424.18
1-Nov-10	160,766.07	160,766.07	160,766.07	157,713.91	157,713.91	157,713.91	158,006.20	158,006.20	158,240.02	158,240.02	158,532.29	158,532.29	158,766.11	158,766.11
1-May-11	233,801.12	233,801.12	233,801.12	212,661.49	212,661.49	212,661.49	213,055.60	213,055.60	213,370.89	213,370.89	213,764.99	213,764.99	214,080.27	214,080.27
1-Nov-11	191,139.30	191,139.30	191,139.30	234,148.28	234,148.28	234,148.28	234,582.22	234,582.22	234,929.36	234,929.36	235,363.31	235,363.31	235,710.43	235,710.43
1-May-12	226,511.05	226,511.05	226,511.05	191,423.10	191,423.10	191,423.10	191,777.85	191,777.85	192,061.65	192,061.65	192,416.40	192,416.40	192,700.19	192,700.19
1-Nov-12	440,347.50	440,347.50	440,347.50	345,499.63	345,499.63	345,499.63	356,065.58	356,065.58	324,399.26	324,399.26	334,965.23	334,965.23	343,418.02	343,418.02
1-May-13	319,825.86	319,825.86	319,825.86	330,059.15	330,059.15	330,059.15	330,368.44	330,368.44	331,838.08	331,838.08	332,147.38	332,147.38	332,394.81	332,394.81
1-Nov-13	310,144.24	310,144.24	310,144.24	320,065.86	320,065.86	320,065.86	320,365.86	320,365.86	321,790.79	321,790.79	322,090.78	322,090.78	322,330.77	322,330.77
1-May-14	300,757.55	300,757.55	300,757.55	310,377.01	310,377.01	310,377.01	310,667.98	310,667.98	312,049.60	312,049.60	312,340.57	312,340.57	312,573.34	312,573.34
1-Nov-14	291,656.81	291,656.81	291,656.81	300,983.32	300,983.32	300,983.32	301,265.54	301,265.54	302,605.17	302,605.17	302,887.37	302,887.37	303,113.16	303,113.16
1-May-15	282,833.32	282,833.32	282,833.32	291,875.79	291,875.79	291,875.79	292,149.52	292,149.52	293,448.44	293,448.44	293,722.18	293,722.18	293,941.16	293,941.16
1-Nov-15	274,278.64	274,278.64	274,278.64	283,045.72	283,045.72	283,045.72	283,311.24	283,311.24	281,265.55	281,265.55	284,836.17	284,836.17	285,048.59	285,048.59
1-May-16	265,984.56	265,984.56	265,984.56	274,484.66	274,484.66	274,484.66	274,742.19	274,742.19	279,268.46	279,268.46	276,220.89	276,220.89	276,426.90	276,426.90
1-Nov-16	257,943.14	257,943.14	257,943.14	266,184.40	266,184.40	266,184.40	266,434.19	266,434.19	267,618.25	267,618.25	267,868.05	267,868.05	268,067.89	268,067.89
1-May-17	250,146.70	250,146.70	250,146.70	258,136.98	258,136.98	258,136.98	258,379.30	258,379.30	259,527.36	259,527.36	259,769.66	259,769.66	259,963.52	259,963.52

1-Nov-17	242,587.79	242,587.79	242,587.79	250,334.75	250,334.75	250,334.75	250,569.78	250,569.78	251,682.97	251,682.97	251,918.01	251,918.01	252,106.03	252,106.03
1-May-18	235,259.14	235,259.14	235,259.14	242,770.18	242,770.18	242,770.18	242,998.17	242,998.17	244,077.54	244,077.54	244,305.53	244,305.53	244,487.93	244,487.93
1-Nov-18	228,153.75	228,153.75	228,153.75	235,436.07	235,436.07	235,436.07	235,657.23	235,657.23	236,703.80	236,703.80	236,924.96	236,924.96	237,101.88	237,101.88
1-May-19	221,264.82	221,264.82	221,264.82	228,325.37	228,325.37	228,325.37	228,539.92	228,539.92	229,554.70	229,554.70	229,769.24	229,769.24	229,940.87	229,940.87
1-Nov-19	7,065,810.66	7,065,810.66	7,065,810.66	7,292,576.25	7,292,576.25	7,292,576.25	7,299,452.20	7,299,452.20	7,331,786.77	7,331,786.77	7,338,662.72	7,338,662.72	7,344,163.48	7,344,163.48

Date	N627CZ	N628CZ	N629CZ	N630CZ	N631CZ	N632CZ	N633CZ	N634CZ	N635CZ	N636CZ	N637CZ	N638CZ	N639CZ
1-May-09	28,525.86	28,578.38	28,578.38	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-Nov-09	193,771.09	194,127.81	194,127.81	180,406.14	180,406.14	180,737.15	180,737.15	180,737.15	181,001.98	181,001.98	181,333.00	181,333.00	181,973.81
1-May-10	230,424.18	230,848.34	230,848.34	225,054.22	225,054.22	225,467.17	225,467.17	225,467.17	225,797.51	225,797.51	226,210.45	226,210.45	226,164.82
1-Nov-10	158,766.11	159,058.39	159,058.39	137,802.05	137,802.05	138,054.90	138,054.90	138,054.90	138,257.18	138,257.18	138,510.03	138,510.03	138,712.31
1-May-11	214,080.27	214,474.39	214,474.39	220,322.03	220,322.03	220,726.27	220,726.27	220,726.27	221,049.70	221,049.70	221,453.97	221,453.97	222,153.35
1-Nov-11	235,710.43	236,144.39	236,144.39	217,206.89	217,206.89	217,605.44	217,605.44	217,605.44	217,924.27	217,924.27	218,322.82	218,322.82	218,641.66
1-May-12	192,700.19	193,054.94	193,054.94	219,642.93	219,642.93	220,045.96	220,045.96	220,045.96	220,368.36	220,368.36	220,771.38	220,771.38	221,093.80
1-Nov-12	343,418.02	313,864.87	313,864.87	161,084.88	161,084.88	160,801.91	160,801.91	160,801.91	162,903.69	162,903.69	162,619.98	162,619.98	162,393.25
1-May-13	332,394.81	333,926.30	333,926.30	218,828.47	218,828.47	219,334.29	219,334.29	219,334.29	219,329.92	219,329.92	219,829.25	219,829.25	220,230.81
1-Nov-13	322,330.77	323,815.72	323,815.72	271,602.22	271,602.22	282,245.50	282,245.50	282,245.50	249,944.10	249,944.10	260,594.63	260,594.63	269,112.71
1-May-14	312,573.34	314,013.17	314,013.17	324,055.71	324,055.71	324,355.71	324,355.71	324,355.71	325,780.66	325,780.66	326,080.64	326,080.64	326,320.63
1-Nov-14	303,113.16	288,587.26	288,587.26	314,245.94	314,245.94	314,536.90	314,536.90	314,536.90	315,918.52	315,918.52	316,209.50	316,209.50	316,442.27
1-May-15	293,941.16	311,216.78	311,216.78	304,734.99	304,734.99	305,017.22	305,017.22	305,017.22	302,859.19	302,859.19	294,285.65	294,285.65	287,050.86
1-Nov-15	285,048.59	286,361.11	286,361.11	295,513.80	295,513.80	295,787.53	295,787.53	295,787.53	300,584.10	300,584.10	309,713.59	309,713.59	317,393.13
1-May-16	276,426.90	277,699.58	277,699.58	289,234.66	289,234.66	286,839.03	286,839.03	286,839.03	288,098.47	288,098.47	288,363.97	288,363.97	288,576.38
1-Nov-16	268,067.89	269,301.89	269,301.89	275,244.46	275,244.46	278,163.14	278,163.14	278,163.14	279,384.28	279,384.28	279,641.82	279,641.82	279,847.85
1-May-17	259,963.52	261,160.05	261,160.05	269,501.73	269,501.73	269,751.54	269,751.54	269,751.54	270,935.59	270,935.59	271,185.39	271,185.39	271,385.22
1-Nov-17	252,106.03	253,266.23	253,266.23	261,353.88	261,353.88	261,596.19	261,596.19	261,596.19	262,744.26	262,744.26	262,986.56	262,986.56	263,180.42
1-May-18	244,487.93	245,612.88	245,612.88	253,454.26	253,454.26	253,689.30	253,689.30	253,689.30	254,802.48	254,802.48	255,037.52	255,037.52	255,225.54
1-Nov-18	237,101.88	238,192.70	238,192.70	245,795.28	245,795.28	246,023.28	246,023.28	246,023.28	247,102.63	247,102.63	247,330.63	247,330.63	247,513.03
1-May-19	229,940.87	230,998.56	230,998.56	238,369.63	238,369.63	238,590.79	238,590.79	238,590.79	239,637.36	239,637.36	239,858.52	239,858.52	240,035.45
1-Nov-19	7,344,163.48	7,377,873.24	7,377,873.24	7,614,544.20	7,614,544.20	7,621,634.68	7,621,634.68	7,621,634.68	7,654,984.03	7,654,984.03	7,662,074.52	7,662,074.52	7,667,044.05

Series B Equipment Amortization Payments (in dollars)

	N612CZ	N613CZ	N614CZ	N615CZ	N616CZ	N617CZ	N619CZ	N620CZ	N621CZ	N622CZ	N623CZ	N624CZ	N625CZ	N626CZ
1-May-09	739,333.13	739,333.13	739,333.13	419,497.72	419,497.72	419,497.72	403,096.32	403,096.32	324,579.64	324,579.64	308,178.24	308,178.24	295,057.13	295,057.13
1-Nov-09	280,658.48	280,658.48	280,658.48	324,507.98	324,507.98	324,507.98	324,819.63	324,819.63	326,240.05	326,240.05	326,551.70	326,551.70	326,801.02	326,801.02
1-May-10	455,243.52	455,243.52	455,243.52	465,404.08	465,404.08	465,404.08	465,439.79	465,439.79	468,810.26	468,810.26	468,845.99	468,845.99	468,874.48	468,874.48
1-Nov-10	287,200.61	287,200.61	287,200.61	304,672.98	304,672.98	304,672.98	304,811.39	304,811.39	306,644.87	306,644.87	306,783.28	306,783.28	306,894.01	306,894.01
1-May-11	200,518.69	200,518.69	200,518.69	235,639.24	235,639.24	235,639.24	235,662.70	235,662.70	237,351.73	237,351.73	237,375.19	237,375.19	237,393.97	237,393.97
1-Nov-11	229,949.38	229,949.38	229,949.38	200,495.41	200,495.41	200,495.41	200,466.31	200,466.31	202,062.44	202,062.44	202,033.33	202,033.33	202,010.09	202,010.09
1-May-12	181,749.56	181,749.56	181,749.56	229,979.59	229,979.59	229,979.59	230,017.35	230,017.35	231,617.62	231,617.62	231,655.38	231,655.38	231,685.59	231,685.59
1-Nov-12	0.00	0.00	0.00	63,065.42	63,065.42	63,065.42	52,880.03	52,880.03	86,373.02	86,373.02	76,187.61	76,187.61	68,039.26	68,039.26
1-May-13	19,414.96	19,414.96	19,414.96	66,059.38	66,059.38	66,059.38	66,119.04	66,119.04	66,420.43	66,420.43	66,480.09	66,480.09	66,527.83	66,527.83
1-Nov-13	61,929.71	61,929.71	61,929.71	63,985.29	63,985.29	63,985.29	64,043.02	64,043.02	64,335.15	64,335.15	64,392.88	64,392.88	64,439.07	64,439.07
1-May-14	59,981.53	59,981.53	59,981.53	61,974.40	61,974.40	61,974.40	62,030.26	62,030.26	62,313.39	62,313.39	62,369.25	62,369.25	62,413.94	62,413.94
1-Nov-14	58,092.70	58,092.70	58,092.70	60,024.77	60,024.77	60,024.77	60,078.81	60,078.81	60,353.22	60,353.22	60,407.27	60,407.27	60,450.50	60,450.50
1-May-15	56,261.41	56,261.41	56,261.41	58,134.53	58,134.53	58,134.53	58,186.81	58,186.81	58,452.77	58,452.77	58,505.06	58,505.06	58,546.89	58,546.89
1-Nov-15	54,485.91	54,485.91	54,485.91	56,301.87	56,301.87	56,301.87	56,352.45	56,352.45	59,915.34	59,915.34	56,660.79	56,660.79	56,701.25	56,701.25
1-May-16	52,764.49	52,764.49	52,764.49	54,525.05	54,525.05	54,525.05	54,573.96	54,573.96	51,518.68	51,518.68	54,872.71	54,872.71	54,911.85	54,911.85
1-Nov-16	51,095.52	51,095.52	51,095.52	52,802.35	52,802.35	52,802.35	52,849.67	52,849.67	53,091.79	53,091.79	53,139.11	53,139.11	53,176.96	53,176.96
1-May-17	49,477.40	49,477.40	49,477.40	51,132.14	51,132.14	51,132.14	51,177.89	51,177.89	51,412.55	51,412.55	51,458.31	51,458.31	51,494.92	51,494.92
1-Nov-17	1,542,632.89	1,542,632.89	1,542,632.89	1,593,224.87	1,593,224.87	1,593,224.87	1,594,618.11	1,594,618.11	1,602,035.64	1,602,035.64	1,603,428.86	1,603,428.86	1,604,543.46	1,604,543.46
1-May-18	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-Nov-18	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-May-19	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-Nov-19	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	N627CZ	N628CZ	N629CZ	N630CZ	N631CZ	N632CZ	N633CZ	N634CZ	N635CZ	N636CZ	N637CZ	N638CZ	N639CZ
1-May-09	295,057.13	213,260.16	213,260.16	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-Nov-09	326,801.02	328,283.77	328,283.77	49,686.79	49,686.79	33,008.09	33,008.09	33,008.09	0.00	0.00	0.00	0.00	0.00
1-May-10	468,874.48	472,252.16	472,252.16	517,158.73	517,158.73	517,428.59	517,428.59	517,428.59	474,650.24	474,650.24	458,241.39	458,241.39	445,441.20
1-Nov-10	306,894.01	308,755.17	308,755.17	345,066.18	345,066.18	345,257.55	345,257.55	345,257.55	347,187.53	347,187.53	347,378.90	347,378.90	347,532.00

1-May-11	237,393.97	239,087.70	239,087.70	247,836.09	247,836.09	247,862.53	247,862.53	247,862.53	249,606.41	249,606.41	249,632.83	249,632.83	249,278.00
1-Nov-11	202,010.09	203,600.37	203,600.37	236,689.24	236,689.24	236,708.26	236,708.26	236,708.26	238,393.75	238,393.75	238,412.77	238,412.77	238,427.99
1-May-12	231,685.59	233,293.41	233,293.41	220,425.69	220,425.69	220,427.52	220,427.52	220,427.52	222,048.38	222,048.38	222,050.21	222,050.21	222,051.67
1-Nov-12	68,039.26	99,495.19	99,495.19	265,577.49	265,577.49	266,252.96	266,252.96	266,252.96	266,035.26	266,035.26	266,711.48	266,711.48	267,252.23
1-May-13	66,527.83	66,841.16	66,841.16	194,836.04	194,836.04	194,710.78	194,710.78	194,710.78	196,541.82	196,541.82	196,423.05	196,423.05	196,325.93
1-Nov-13	64,439.07	64,742.74	64,742.74	129,460.41	129,460.41	119,186.08	119,186.08	119,186.08	153,258.50	153,258.50	142,976.95	142,976.95	134,754.04
1-May-14	62,413.94	62,708.24	62,708.24	64,788.92	64,788.92	64,846.66	64,846.66	64,846.66	65,138.78	65,138.78	65,196.51	65,196.51	65,242.70
1-Nov-14	60,450.50	76,657.70	76,657.70	62,752.93	62,752.93	62,808.80	62,808.80	62,808.80	63,091.93	63,091.93	63,147.78	63,147.78	63,192.47
1-May-15	58,546.89	42,901.34	42,901.34	60,778.97	60,778.97	60,833.01	60,833.01	60,833.01	64,605.08	64,605.08	73,514.88	73,514.88	81,018.68
1-Nov-15	56,701.25	56,969.14	56,969.14	58,865.13	58,865.13	58,917.41	58,917.41	58,917.41	55,685.72	55,685.72	46,882.25	46,882.25	39,463.52
1-May-16	54,911.85	55,171.46	55,171.46	54,348.46	54,348.46	57,060.18	57,060.18	57,060.18	57,317.94	57,317.94	57,368.53	57,368.53	57,408.98
1-Nov-16	53,176.96	53,428.54	53,428.54	57,871.74	57,871.74	55,259.52	55,259.52	55,259.52	55,509.35	55,509.35	55,558.26	55,558.26	55,597.41
1-May-17	51,494.92	51,738.73	51,738.73	53,466.40	53,466.40	53,513.72	53,513.72	53,513.72	53,755.84	53,755.84	53,803.16	53,803.16	53,841.01
1-Nov-17	1,604,543.46	1,612,239.67	1,612,239.67	1,665,129.56	1,665,129.56	1,666,568.55	1,666,568.55	1,666,568.55	1,674,220.75	1,674,220.75	1,675,659.75	1,675,659.75	1,677,186.92
1-May-18	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-Nov-18	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-May-19	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1-Nov-19	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Indenture

Debt Rate (as such term is defined in the form of Indenture marked as Exhibit A-2 of the Note Purchase Agreement (the “Indenture Form”)) for Series A (computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears):  7.027%

Debt Rate for Series B (computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears):  8.028%

Past Due Rate:	Debt Rate plus 2% per annum

Payment Dates:	May 1 and November 1

Make-Whole Amount:	As provided in Article II of the Indenture Form

Redemption:	As provided in Article II of the Indenture Form

All-risk hull insurance:

Not less than 105% of the unpaid principal amount of the Equipment Notes relating to an Aircraft, subject to Northwest’s right to self insurance and deductibles on terms no more favorable to Northwest in any material respect than those set forth in Section 7.04(d) of the Indenture Form.

Participation Agreement

The Indenture Trustee, Subordination Agent, Liquidity Provider, Pass Through Trustees and holders of Equipment Notes shall be indemnified against Expenses and Taxes to the extent set forth in Section 7 of the form of the Participation Agreement marked as Exhibit A-1 to the Note Purchase Agreement.

Prohibited Modifications

1.                                       The parties may not modify in any material adverse respect the Granting Clause of the Indenture so as to deprive the holders of Equipment Notes or the Related Certificate Holders (as defined in the Indenture) of a first priority security interest in and mortgage lien on the Aircraft or, to the extent assigned thereunder, Northwest’s rights under the applicable Purchase Agreement (as defined in the Indenture) or to eliminate or modify any of the obligations intended to be secured thereby or otherwise modify in any material adverse respect as regards the interests of the holders of Equipment Notes, the Related Certificate Holders, the Subordination Agent, the Liquidity Provider or the Indenture Trustee the provisions of Article II or III or Sections 7.06(a) and (b) (insofar as such Sections relate to conditions to Airframe and Engine replacement), 4.01, 4.02, 5.02, 10.01(a), 11.04, 11.11, 11.12 or 11.13 of the Indenture or the definition of “Make-Whole Amount” in Annex A to the Indenture.

2.                                       The parties may not modify in any material adverse respect as regards the interests of the holders of Equipment Notes, the Subordination Agent, the Liquidity Provider or the

Indenture Trustee the provisions of Sections 4(a)(ix)(1) and (2), 4(a)(xix), 8(q),  8(z) or the third, fourth, fifth and sixth sentences of Section 15(c) of the Participation Agreement or 15(e), or the provisions of Sections 4(a)(xi), (xii), (xv), (xvi), (xxiii) and (xxv) of the Participation Agreement so as to eliminate the requirement to deliver to the Loan Participant or the Indenture Trustee, as the case may be, the legal opinions to be provided to such Persons thereunder (recognizing that the lawyers rendering such opinions may be changed) or of the provisions of Section 8(f) of the Participation Agreement as regards the rights of the Indenture Trustee thereunder or otherwise modify the terms of the Participation Agreement to deprive the Pass Through Trustees, the Subordination Agent, the Liquidity Provider or the Indenture Trustee of any indemnity or right of reimbursement in its favor for Expenses or Taxes.

Notwithstanding the foregoing or anything contained in the Note Purchase Agreement to the contrary, any form of Financing Agreement may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the holders of Equipment Notes, the Related Certificate Holders, the Subordination Agent, the Liquidity Provider, the Indenture Trustee or the Certificateholders.

ANNEX A TO

NOTE PURCHASE AGREEMENT

DEFINITIONS

“Act” means 49 U.S.C. ss.ss. 40101-46507.

“Additional Series Equipment Notes” means Equipment Notes of each series issued under an Indenture and designated other than as “Series A” or “Series B” issued thereunder, if any.

“Additional Trust” has the meaning assigned to such term in Section 9.1 of the Intercreditor Agreement.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Aircraft” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Aircraft Purchase Agreement” means the Purchase Agreement COM0010-06, between Embraer and the Company dated October 5, 2006 (including, in each case, all exhibits thereto, together with all letter agreements entered into that by their terms constitute part of any such Purchase Agreement).

 “Assumed Amortization Schedule” means Schedule V to the Note Purchase Agreement.

“Average Life Date” means, for any Equipment Note, the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§101 et seq.

“Basic Pass Through Trust Agreement” means the Pass Through Trust Agreement, dated as of June 3, 1999, among the Company, Northwest Airlines Corporation and the Pass Through Trustee (as successor in interest to State Street Bank and Trust Company of Connecticut, National Association), as amended, supplemented or modified, but does not include any Trust Supplement.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Minneapolis, Minnesota, Wilmington, Delaware or Boston, Massachusetts.

“Certificate” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Certificateholder” means the Person in whose name a Certificate is registered in the Register.

“Class” means the class of Certificates issued by each Trust.

“Class A Certificates” means the Class A Certificates issued by the Class A Trust.

“Class A Trust” means the Northwest Airlines Pass Through Trust, Class 2007-1A formed pursuant to the Basic Pass Through Trust Agreement and Class A Trust Supplement.

“Class A Trust Supplement” means Trust Supplement No. 2007-1A, dated as of October 10, 2007, by and among the Guarantor, the Company and the Pass Through Trustee, as amended, supplemented or modified, to the Basic Pass Through Trust Agreement.

“Class B Certificates” means Certificates issued by the Class B Trust.

“Class B Trust” means the Northwest Airlines Pass Through Trust, Class 2007-1B formed pursuant to the Basic Pass Through Trust Agreement and Class B Trust Supplement.

“Class B Trust Supplement” means Trust Supplement No. 2007-1B, dated as of October 10, 2007, by and among the Guarantor, the Company and the Pass Through Trustee, as amended, supplemented or modified, to the Basic Pass Through Trust Agreement.

“Closing Date” means the Business Day on which a closing occurs under the Financing Agreements.

“Closing Notice” has the meaning set forth in Section 2(b) of the Note Purchase Agreement.

“Company” means Northwest Airlines, Inc., a Minnesota corporation.

“Cut-Off Date” means the earlier of (a) the day after the Delivery Period Termination Date and (b) the date on which a Triggering Event occurs.

“Delivery Period Termination Date” means March 31, 2009.

“Deposit” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Deposit Account” means with respect to any Trust an account established under Section 1.2 of the Deposit Agreement relating to such Trust.

“Deposit Agreement” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Depositary” means Credit Suisse, New York Branch.

“Depositary Threshold Rating” means, with respect to the Depositary or any Replacement Depositary, short-term issuer rating of A-1+ from Standard & Poor’s and P-1 from Moody’s.

“Embraer” means Embraer-Empresa Brasileira de Aeronáutica SA, a Brazilian corporation.

“Equipment Notes” means and includes any secured certificates issued under any Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of such Indenture), any Additional Series Equipment Notes issued under any Indenture pursuant to Section 2.02 thereof, any Refinancing Equipment Notes issued in accordance with the terms of Section 2.11(b) of any Indenture and Section 5(a)(i) of the Note Purchase Agreement or any Equipment Note issued under any Indenture in exchange for or replacement of any other Equipment Note.

“Escrow Agent” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Escrow and Paying Agent Agreement” has the meaning set forth in the recitals to the Note Purchase Agreement.

“FAA” means the Federal Aviation Administration of the United States.

“Fee Letter” means the Fee Letter dated as of the date of the Note Purchase Agreement among the Liquidity Provider, the Subordination Agent and Northwest with respect to the Liquidity Facilities.

“Final Withdrawal” with respect to each Escrow and Paying Agent Agreement, has the meaning set forth in Section 1.2 thereof.

“Financing Agreements” for an Aircraft means, collectively, the Participation Agreement, the Guarantee and the Indenture therefor, and the Equipment Notes issued under such Indenture.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Documents or relating to the observance or performance of the obligations of any of the parties to the Operative Documents.

“Guarantee” means a Guarantee substantially in the form of Exhibit A-3 to the Note Purchase Agreement, whereby Northwest Airlines Corporation guarantees the Company’s obligations under an Indenture.

“Guarantor” means Northwest Airlines Corporation, a Delaware corporation, and its successors and assigns.

“Indemnitee” means the Escrow Agent and the Paying Agent.

“Indenture” means a Trust Indenture and Security Agreement substantially in the form of Exhibit A-2 to the Note Purchase Agreement.

“Intercreditor Agreement” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Issuance Date” means the date of the original issuance of the Certificates.

“Law” means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Liquidity Facility” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Liquidity Provider” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Loan Trustee” means the “Indenture Trustee” as defined in the Financing Agreements.

“Note Purchase Agreement” means the Note Purchase Agreement to which this Annex A is attached.

“Notice of Purchase Withdrawal” with respect to each Deposit Agreement, has the meaning set forth in Section 2.3 thereof.

“NWA Corp.” means Northwest Airlines Corporation, a Delaware corporation.

“Operative Documents” means, collectively, the Pass Through Trust Agreements, the Escrow and Paying Agent Agreements, the Deposit Agreements, the Liquidity Facilities, the Intercreditor Agreement, the Certificates and the Financing Agreements.

“Participation Agreement” means a Participation Agreement substantially in the form of Exhibit A-1 to the Note Purchase Agreement.

“Pass Through Trust Agreement” means each of the three separate Trust Supplements, together in each case with the Basic Pass Through Trust Agreement, each dated as of the Issuance Date by and among the Company, the Guarantor and Pass Through Trustee.

“Pass Through Trustee” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Paying Agent” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Person” means any individual, firm, partnership, joint venture, trust, trustee, Government Entity, organization, association, corporation, government agency, committee, department, authority and other body, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

“Rating Agencies” means, collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Certificates and which shall then be rating the Certificates. The initial Rating Agencies will be Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Rating Agency Confirmation” means, with respect to any action or event subject thereto, a written confirmation from each of the Rating Agencies that such action or event would not result in (i) a reduction of the rating for any Class of Certificates below the then current rating for such Class of Certificates or (ii) a withdrawal or suspension of the rating of any Class of Certificates.

“Refinancing Equipment Notes” has the meaning assigned to such term in Section 9.1(c) of the Intercreditor Agreement.

“Register” means the register maintained pursuant to Sections 3.04 and 7.11 of the Basic Pass Through Trust Agreement with respect to each Trust.

“Regular Distribution Dates” shall mean May 1 and November 1 of each year, commencing May 1, 2008.

“Remaining Weighted Average Life” means, with respect to any Equipment Note, at the redemption date of such Equipment Note, the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining installment of principal of such Equipment Note, including the payment due on the maturity date of such Equipment Note by (ii) the number of days from and including the redemption date to but excluding the schedule payment date of such principal installment, by (b) the then unpaid principal amount of such Equipment Note.

“Replacement Depositary” has the meaning set forth in Section 5(a)(v) of the Note Purchase Agreement.

“Replacement Deposit Agreement” means, for any Class of Certificates, a deposit agreement substantially in the form of the replaced Deposit Agreement for such Class of Certificates as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for such Class of Certificates (before the downgrading of such ratings, if any, as a result of the downgrading of the Depositary).

“Required Terms” means, the terms set forth on Schedule VI to the Note Purchase Agreement.

“Scheduled Closing Date” has the meaning set forth in Section 2(b) hereof.

“Section 1110” means 11 U.S.C. § 1110 of the Bankruptcy Code or any successor or analogous Section of the federal bankruptcy law in effect from time to time.

“Series A Equipment Notes” means Equipment Notes issued under an Indenture and designated as “Series A” thereunder.

“Series B Equipment Notes” means Equipment Notes issued under an Indenture and designated as “Series B” thereunder.

“Subordination Agent” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Substitute Aircraft” has the meaning set forth in Section 2(g) of the Note Purchase Agreement.

“Substitute Closing Date” has the meaning set forth in Section 2(e) of the Note Purchase Agreement.

“Taxes” means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

“Taxing Authority” means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

“Treasury Yield” means, at the time of determination with respect to any Equipment Note, the interest rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities market either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519).  “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.  The date of determination of a Make-Whole Amount shall be the third Business Day prior to the applicable redemption date and the “most recent H.15(519)” means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable redemption date.

“Triggering Event” has the meaning assigned to such term in the Intercreditor Agreement.

“Trust” means the Class A Trust, the Class B Trust or, upon its formation, any Additional Trust.

“Trust Supplement” means an agreement supplemental to the Basic Pass Through Trust Agreement pursuant to which (i) a separate trust is created for the benefit of the holders of the Certificates of a class, (ii) the issuance of the Certificates of such class representing fractional undivided interests in such trust is authorized and (iii) the terms of the Certificates of such Class are established.

“Underwriters” has the meaning set forth in the recitals to the Note Purchase Agreement.

“Underwriting Agreement” has the meaning set forth in the recitals to the Note Purchase Agreement.